Exhibit 99.1

PASSAGE BIO ANNOUNCES INTERIM DATA FROM UPLIFT-D STUDY IN FTD-GRN AND PROVIDES BUSINESS UPDATES

PBFT02 demonstrated durable, elevated CSF PGRN levels and early evidence of reduction in plasma NfL levels, a disease progression biomarker, compared to published natural history data

Evaluating Dose 2, 50% lower than Dose 1, in subsequent FTD-GRN and FTD-C9orf72 patients to allow for dose exploration and support regulatory strategy

Expect to report 12-month data from Dose 1 and interim safety and biomarker data from Dose 2 in 2H 2025; plan to seek regulatory feedback on FTD-GRN pivotal trial design in 1H 2026

Completed process development and scale-up of a high-productivity, suspension-based manufacturing process for PBFT02

Extended cash runway into 1Q 2027 by moving to outsourced analytical testing model and reducing operating expenses, allowing for the achievement of meaningful program milestones

PHILADELPHIA – January 10, 2025 – Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported updated data from the ongoing Phase 1/2 upliFT-D clinical trial evaluating PBFT02 for the treatment of frontotemporal dementia (FTD) with granulin (GRN) mutations and anticipated upcoming milestones. The company also announced the successful completion of process development and scale-up of a suspension-based manufacturing process for PBFT02. As the PBFT02 program continues to advance, the company reviewed its operating needs and will transition to an outsourced analytical testing model. This action, coupled with an associated workforce reorganization and reductions in operating expenses, extends cash runway through meaningful program milestones into the first quarter of 2027.

“We are pleased to report updated interim data from our ongoing upliFT-D clinical trial in FTD-GRN patients showing that Dose 1 PBFT02 consistently increased CSF PGRN expression and that this elevation translated to early signals of improvement in a disease progression biomarker when compared to published natural history data,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “Given the robust levels of CSF PGRN achieved with Dose 1 and to support future discussions with health authorities regarding the registrational pathway, we look forward to introducing Dose 2, which is fifty percent lower than Dose 1, for subsequent FTD-GRN and FTD-C9orf72 patients. We remain focused on advancing the upliFT-D study in each of these patient populations and look forward to sharing additional data in the second half of 2025.”

“As our PBFT02 program advances, we continue to assess our operating needs to ensure that we can deliver on meaningful program milestones as we endeavor to bring this promising therapy to the FTD patient community,” Dr. Chou continued. “After careful consideration, we will transition to an outsourced analytical testing model and have restructured our organization and reduced operating expenses accordingly. Following the implementation of these actions, we expect existing cash resources will be sufficient to fund operations into the first quarter of 2027, which will allow us to further validate the potential of PBFT02 and determine the registrational pathway for the program. We want to thank our talented team for their commitment and important contributions as we continue to pursue our mission of improving the lives of patients with neurodegenerative diseases.”

Updated interim data from FTD-GRN patients treated with Dose 1 PBFT02:

Biomarkers

•	Dose 1 of PBFT02 treatment resulted in a robust and durable increase in PGRN expression.

•	PBFT02 consistently increased CSF PGRN expression in all patients from below 3 ng/mL at baseline to 13 – 27 ng/mL at six months (n=4) and 22 – 34 ng/mL at 12 months (n=2).
•	CSF PGRN levels generally plateaued by month 6 and have remained durable through the longest available follow-up of 18 months (n=1).

•	Plasma NfL levels were 13% lower than baseline on average at 12 months (n=2) post-treatment.

•	In contrast, in untreated symptomatic FTD-GRN patients, plasma NfL levels are expected to increase by 29% per year, according to published natural history data[i].

•	Plasma PGRN expression remained below healthy reference levels across all patients.

Safety (patient follow-up up to 18 months as of December 9, 2024, data cutoff)

•	In 5 of 7 patients, all treatment emergent adverse events (AEs) were mild to moderate in severity.
•	2 of 7 patients experienced a total of 3 serious adverse events (SAEs). As previously disclosed, the first treated patient experienced the asymptomatic SAEs of venous sinus thrombosis (VST) and hepatotoxicity, leading to a revised immunosuppression regimen in all subsequent patients (1,000 mg IV methylprednisolone on days 1-3 followed by 60 mg oral prednisone through day 60). Patient 7 also experienced the SAE of VST, which was asymptomatic and completely resolved prior to day 30 following treatment with anticoagulants. This patient had no evidence of hepatotoxicity, immune response or other laboratory abnormalities and remains enrolled in the clinical study.
•	No evidence of clinically significant immune responses in any patient who received the revised immunosuppression regimen.
•	No evidence of dorsal root ganglion (DRG) toxicity, as measured by nerve conduction studies, and no complications during intra cisterna magna (ICM) administration were observed across any of the seven treated patients.

Recent Highlights:

•	Plan to evaluate Dose 2, a 50% lower dose than Dose 1, to allow for dose exploration and support program regulatory strategy: Given robust CSF PGRN expression achieved at Dose 1 and to aid future discussions with health authorities regarding the registrational study design, the company has introduced a lower dose level, Dose 2, which is fifty percent of Dose 1. Cohort 2, which consists of five FTD-GRN patients, will be split between the dose levels; two patients have received Dose 1 and the remaining three patients in the cohort will receive Dose 2. The study is actively enrolling for treatment at Dose 2, and following completion of Cohort 2, the company plans to continue enrollment in the optional Cohort 3 (n=5).

•	Completed process development and scale-up of a high-productivity, suspension-based manufacturing process for PBFT02: The company completed internal development of a suspension-based, GMP-ready manufacturing process for PBFT02 at 200-liter scale. This process is substantially more efficient than the current adherent-based process, with improved yield and the promise of a lower cost of goods. In addition, the company developed and aligned with FDA on the suitability of a potency assay for the release of PBFT02 for late-stage clinical studies and commercialization. These two achievements position the PBFT02 program well for late-stage development.

•	Extended cash runway into 1Q 2027 by moving to outsourced analytical testing model and reducing operating expenses: After assessing its operating needs to support the continued advancement of the PBFT02 program, the company will transition to an outsourced analytical testing model. This transition, coupled with an associated reduction in workforce of approximately 55% and reductions in operating expenses, is expected to extend cash runway into the first quarter of 2027. The company will continue to focus on execution of the ongoing upliFT-D clinical trial in FTD-GRN and FTD-C9orf72 and the advancement of its preclinical program in Huntington’s disease.

•	On track to initiate dosing of FTD-C9orf72 patients in 1H 2025: The company has amended the upliFT-D clinical trial protocol to include two cohorts of FTD-C9orf72 patients to be enrolled sequentially. Each cohort will consist of up to five symptomatic FTD patients with C9orf72 gene mutations; initially, patients will receive Dose 2 PBFT02. The protocol amendment is under review at clinical trial sites and the company remains on track to dose the first FTD-C9orf72 patient in the first half of 2025. FTD-C9orf72 is estimated to affect approximately 21,000 patients between the United States and Europe and there are currently no disease modifying therapies approved. Preclinical studies have demonstrated that increasing PGRN levels can slow neurodegeneration and reduce TDP-43 pathology, which underlies the disease.

Anticipated Upcoming Milestones:

FTD-GRN

•	Report 12-month data from Dose 1 and interim safety and biomarker data from Dose 2 in 2H 2025
•	Seek regulatory feedback on registrational trial design in 1H 2026

FTD-C9orf72

•	Initiate dosing of FTD-C9orf72 patients in 1H 2025

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN or FTD-C9orf72. The clinical trial will sequentially enroll three FTD-GRN cohorts and two FTD-C9orf72 cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension.

Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About PBFT02

PBFT02 is a gene replacement therapy that utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene that encodes PGRN. This vector construct and delivery approach aim to elevate PGRN levels in the central nervous system to alter the course of neurodegenerative diseases. Interim clinical data from the upliFT-D Phase 1/2 study in FTD-GRN participants shows that ICM administration of PBFT02 resulted in robust PGRN elevations in the CSF.

The potential clinical benefit of PBFT02 is supported by extensive preclinical studies. In non-human primates, a single ICM administration of PBFT02 led to broad vector distribution throughout the CNS, and robust, dose-dependent elevations in PGRN levels in CSF. An NHP study also demonstrated that AAV1 was particularly proficient at transducing ependymal cells. In a murine FTD model, PBFT02 administration improved lysosomal function and reduced neuroinflammation.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the outsource of our analytical testing model, the initiation of dosing of FTD-C9orf72 patients, timing of feedback from regulatory authorities, the progress of clinical studies and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; the financial impact of the restructuring and reduction in workforce and our expectations about cash runway; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com

i Saracino et al, J Neurol Neurosurg Psych 2021; 92:1278-1288.